EXHIBIT 5.1

Floor 4, Willow House, Cricket Square Grand Cayman KY1-9010 Cayman Islands
T +1 345 949 2648 E sbhattacharya@campbellslegal.com campbellslegal.com
Our Ref: 16074-30576 Your Ref:
CAYMAN | BVI | HONG KONG

Farmmi, Inc.

Fl 1, Building No. 1, 888 Tianning Street

Liandu District

Lishui, Zhejiang Province

People’s Republic of China 323000

2 September 2025

Dear Sirs

Farmmi, Inc. (“Company”)

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Company’s registration statement on Form F-3 including all amendments or supplements thereto (“Registration Statement”), filed with the United States Securities and Exchange Commission (“Commission”) under the US Securities Act of 1933, as amended (“Act”), relating to the resale by the Selling Shareholders of up to 12,500,001 ordinary shares, par value $2.40 per share (the “Shares”), in the capital of the Company, including 4,166,667 ordinary shares and 8,333,334 ordinary shares issuable upon the exercise of Series C Warrants (each as defined in the Registration Statement).

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof.  Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents (as hereinafter defined) nor upon the commercial terms of the transactions contemplated by the Documents.

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts or conformed copies of the following documents:

1.1	The certificate of incorporation of the Company dated 28 July 2015.

1.2	Copy of a Certificate of a Director of the Company dated 2 September 2025 (the “Director’s Certificate”);

1.3

The Third Amended and Restated Memorandum of Association and Articles of Association of the Company as adopted by the Company by a special resolution of the shareholders on 14 May 2022 and a copy of the minutes of the annual shareholder meeting of the Company dated 27 March 2023, 21 September 2023 and 25 February 2025 (the “Memorandum and Articles”);

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1.4	The written resolutions of the directors of the Company dated 27 June 2025 (the “Director Resolutions”); and

1.5	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures and seals.

2.3

There is nothing under any law (other than the law of the Cayman Islands), and there is nothing contained in the minute book or corporate records of the Company (which we have not inspected), which would or might affect the opinions set out below.

2.4

All authorisations, approvals, consents, licences and exemptions required by and all filings and other requirements of the Selling Shareholders outside the Cayman Islands to ensure the legality, validity and enforceability of the transfer of the Shares to the Selling Shareholders have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing under the laws of the Cayman Islands.

3.2

If and when transferred by the Selling Shareholders, and once such transfer has been recorded in the register of members of the Company and paid for as described in the Registration Statement and any corresponding prospectus supplement, any Shares so transferred will remain legally issued, fully paid and non-assessable.

4	Qualifications

4.1

In this opinion the phrase “non-assessable” means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

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4.2

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act of 1933 or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

Campbells LLP

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